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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (IN MILLIONS, EXCEPT RATIO INFORMATION)


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                                                                      FOR THE YEAR ENDED MAY 31,
                                                   ----------------------------------------------------------------
                                                                        HISTORICAL                        PRO FORMA
                                                   ----------------------------------------------------   ---------
                                                     1996       1997       1998       1999       2000       2000
                                                   --------   --------   --------   --------   --------   ---------
Income (loss) before income taxes and
  extraordinary item.............................   $24.4      $(15.9)    $(15.4)    $(12.5)    $(1.0)      $ 3.1
                                                    -----      ------     ------     ------     -----       -----
Interest expense.................................    27.9        33.6       35.0       33.0      33.9        30.6
Interest portion of rentals......................     0.8         2.8        3.1        2.9       2.6         2.6
Amortization of deferred financing fees..........     2.5         3.0        4.8        7.0       2.7         2.0
                                                    -----      ------     ------     ------     -----       -----
Total fixed charges..............................   $31.2      $ 39.4     $ 42.9     $ 42.9     $39.2       $35.2
                                                    -----      ------     ------     ------     -----       -----
Earnings available for fixed charges.............   $55.6      $ 23.5     $ 27.5     $ 30.4     $38.2       $38.3
                                                    =====      ======     ======     ======     =====       =====
Ratio of earnings to fixed charges...............     1.8         0.6        0.6        0.7       1.0         1.1
                                                    =====      ======     ======     ======     =====       =====
Excess (deficiency) to cover fixed charges.......   $24.4      $(15.9)    $(15.4)    $(12.5)    $(1.0)      $ 3.1
                                                    =====      ======     ======     ======     =====       =====
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